Exhibit 10.47

Contract Number:

State Power Investment Corporation Guizhou
Jinyuan Weining Energy Co., Ltd.

versus

Jiangsu Hongci New Energy Co., Ltd.

on

Qianxi Nanzhou Yilong Zhonghong Green Energy Co., Ltd

70% equity transfer
agreement

● Qianxi, Guizhou South

2020 / 3

This agreement was signed by ( ), ( ), ( ), ( ) and ( ) on ( ):

Transferor: Jiangsu Hongci New Energy Co., Ltd.

Unified Social Credit Code: 91320115MA1NBUFG8M

Legal representative: Rui Yun

Address: Jiangning District of Nanjing integrity Avenue 885 No. integrity Building 1108-2 Room (Jiangning Development Zone)

Transferee: State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd.

Unified social credit code: 91520526308821665K

Legal representative: Zheng Fasong

Address: Weishuang Avenue, Caohai Town, Weining Yi and Hui Autonomous County, Bijie City, Guizhou Province

Given:

1. Southwest Guizhou Yilong Zhonghong Green Energy Co., Ltd. (hereinafter referred to as the “target company”) is a limited liability company legally and effectively established and maintained in accordance with Chinese law. It has independent legal personality and unified social credit code: 91522320MA6GX6GR1R, registered capital: 100 million, paid 72.6812 million.

2. As of the signing date of this agreement, the transferor holds 100% equity of the target company.

3. The transferor intends to transfer the 70 % equity of the target company it holds to the transferee, and the transferee intends to transfer the equity.

4. National Electric Energy Investment Group Co., Ltd. Weining, Guizhou Jinyuan employ Shine Wing Certified Public Accountants has audited qualified ( special general partner ) to 201 9 /12 /31  as the Valuation benchmark date, the target company has financial audit And issued the Audit Report ( XYZH / 2020CCA30001 ).

5. National Electric Energy Investment Group Co., Ltd. Weining, Guizhou Jinyuan hire in Beijing with China Assets Appraisal Co., Ltd. has qualified to assess 201 9/12 /31 day as the Valuation benchmark date, shareholders’ equity has been to assess the value of the target company. And issued the “Assessment Report” (Zhongtong Huaping Baozi 20 20 No. 060 033 ) , and the “Assessment Report” has been filed in the State Power Investment Group Co., Ltd.

To this end, in accordance with the provisions of the “Company Law of the People’s Republic of China”, “Contract Law of the People’s Republic of China” and other relevant laws and regulations, in accordance with the principles of equality, mutual benefit, and friendly negotiation, the transferor and the transferee have reached the following matters regarding the transfer of equity. Agreement to keep the same.

First definition

1.1 Unless otherwise agreed in this agreement, the following words are expressed as follows:

Transferee	The party intending to receive the target equity: SPIC Group Guizhou Jinyuan Weining Energy Co., Ltd.
Transferor	The party intending to transfer the target equity: Jiangsu Hongci New Energy Co., Ltd.
target company	The company held by the transferor: Southwest Guizhou Yilong Zhonghong Green Energy Co., Ltd.
both sides	Collective name of transferor and transferee
Party	Either the assignor or the assignee
Underlying equity	70 % equity held by the transferor for delivery to the transferee’s target company
The equity transfer	The transferee transfers the 70 % equity of the target company it holds to the transferee
Power generation revenue	The entire revenue of the target company through the power generation business
Feasibility Study Report	Entrusted Beijing Qianhua Technology Development Co., Ltd. to prepare a feasibility study report reviewed and approved by CPIC Power Engineering Co., Ltd. (CPIC Engineering Letter [ 2019 ] No. 79 )
Feed-in tariff	Refers to the project implementation on-grid price of 0.4587 yuan / kWh
Valuation benchmark date	Date of transfer of shares based on the shareholders’ equity of the target company to evaluate determined: 2019/12/31
“Audit Report”	Refers to the “Audit Report” ( XYZH / 2020CCA30001 ) issued by a qualified Shin Wing Certified Public Accountants ( special general partnership ) after auditing the financial status of the target company
“wealth assessment report”	Refers to the “asset appraisal report” issued by Beijing Zhongtonghua Asset Appraisal Co., Ltd. that has the qualifications for evaluation and has been filed by SPIC ( Zhongtong Huabao Baozi 20 20 No. 060 033 )
this agreement	Agreement between the transferor and the transferee on the transfer of the underlying equity
Settlement day	The date on which the transferor and transferee complete the industrial and commercial change registration procedures for the transfer of the underlying equity
Transition period	Period from the benchmark date to the completion date
seal	Target company’s official seal, contract seal, financial seal and electronic seals, keys, other seals, etc. used in production and operation
License	All valid establishment documents, qualification / qualification documents, licenses or documents, property ownership certificates, various government approvals, etc. of the target company
Archives	Archives of the target company, including, but not limited to, archives of finance, labor and personnel, production, quality, marketing, procurement, engineering construction, contract management, etc.
Laws and regulations	China’s current laws, regulations, rules or other legally binding regulatory documents, including amendments, amendments, supplements, interpretations or reformulations from time to time
Burden of rights	Any type of mortgage, pledge, lien, security interest, priority, option, retention of title, in any form, to ensure, obtain, or achieve the effect (or purpose) that limits the use, disposal, or transfer of an asset or right , Trust arrangements or other circumstances
Right restriction	An asset or right cannot be exercised or cannot be fully exercised due to compulsory measures, decisions, rulings, judgments, etc. of a state agency or government department, or an illegal act or breach of contract of the assignor, the target company, or a contract or agreement Any related rights
Taxes	Expenses such as taxes, surcharges, surcharges, administrative fees, and handling fees that should be paid to state agencies, government departments, or enterprises and institutions as a result of this equity transfer
loss	Related direct and indirect economic losses involved in this agreement
day	Nature day
Working day	Legal working hours in China except Saturdays, Sundays, and national holidays
yuan	Yuan

Article 2 Subject Equity

2.1 Both parties agree that the target equity of the equity transfer is 70 % of the target company’s equity held by the transferor.

2.2 The transferor agrees to transfer the 70 % equity of the target company it holds to the transferee in accordance with the agreement, and the transferee agrees to transfer such equity in accordance with the agreement.

Article 3 Consideration and Payment of Equity Transfer

3.1 Consideration of Equity Transfer

Both sides agree the appraisal price of the target is RMB 72.6812 million, and the consideration of the target equity is RMB 50.8768 million (RMB 72.6812 million × 70% = RMB 50.8768 million).

3.2 Payment of consideration for equity transfer:

3.2.1 Both parties agree that the consideration for the equity transfer shall be paid in the following ways:

3.2.1.1 The equity transfer agreement is signed and takes effect 10 working days after the delivery date, the transferee pays the transferor 50% of consideration for the equity transfer. After the equity transfer is completed, the target company shall pay the project funds in accordance with the EPC project general contract.

3.2.1.2 The remaining of consideration will be paid 10 working days after Asset Appraisal Report is approved by SPIC.

3.2.2 The transferee may pay the transferor the consideration for the equity transfer by bank transfer, bank remittance, check or other method agreed by the parties.

3.2.3 The bank account information designated by the transferor to receive the consideration for the equity transfer and other payments under this agreement is as follows:

Account Name: Jiangsu Hongci New Energy Co., Ltd.

Account Number: 125907840510601

Bank: China Merchants Bank Nanjing Jiangning Science Park Sub-branch

Article 4 Delivery of the Underlying Equity

4.1 Equity Delivery

The Parties agree that the entry into force of this Agreement 10 working days to complete the transfer of shares of the underlying industry and commerce registration changes, including modifying the register of shareholders of record, related to the completion of the equity transfer of ownership change, directors, supervisors and senior management changes The change of company’s articles of association and other industrial and commercial change registration (recording) formalities and obtained the notice of approval of change of registration and new business license issued by the industrial and commercial registration authority with jurisdiction over this equity transfer.

4.2 Prior to the settlement of the equity, the transferee organizes a third party to conduct a special audit of the target company to confirm the target company’s claims and debts.

4.3 Transfer of Management Power

Within 10 working days from the delivery date, the transferor shall transfer the management right of the target company to the transferee (or the person designated by the transferee) at the place of residence of the target company, and transfer the seal, certificate, assets (Details of the assets can be found in the “Assessment Report” in Annex I to this agreement). The transferor and the transferee shall count and inspect the transferred seals, licenses, and assets. After the transferee confirms that it is correct and does not object, the transferor and the transferee shall jointly sign a delivery confirmation (Annex III).

4.4 Project Data Transfer

The transferor will transfer all the relevant materials of the project to the transferee within 10 working days from the delivery date (Annex IV of the data list).

4.5 transferee shall be given the necessary cooperation and signed the legal documents necessary to the change of business such as delivery of the underlying shares of the target company incurred in respect of the equity transfer and related matters.

Article 5 Management during the transition period

5.1 Transition period

Both parties confirmed that the period from the benchmark date to the settlement date is a transition period.

5.2 Transition Management

5.2.1 During the transition period, the transferor shall ensure the legal and effective continuous ownership of the target equity, ensure that the ownership of the target equity is clear, there is no ownership dispute or potential dispute, and there is no right burden or limitation of rights.

5.2.2 During the transition period, the transferor shall manage the target company and its assets with the attention and obligation of a good manager to ensure that the target company and its assets do not undergo major adverse changes; at the same time, ensure that the target company is legal and effective, and that production and operations do not occur Significant unfavorable changes, there is no situation that reduces the sustainable profitability.

5.2.3 During the transition period, the transferor shall exercise the shareholders’ rights of the target company with care, diligence and good faith; if there are matters that require shareholders to make decisions, they shall be subject to the prior written consent of the transferor.

5.2.4 During the transition period, the transferor shall ensure and urge the directors, supervisors, and senior management of the target company to perform their duties faithfully, diligently and prudently, and safeguard the interests of the target company.

5.2.5 During the transition period, without the prior written consent of the transferee, the transferor shall ensure that the target company does not:

5.2.5.1 to change and adjust it before signing this agreement both business mode type, product mix and product or service, and make substantive changes to the existing business, or suspend (or terminate) the existing main business;

5.2.5.2 Increase or decrease the registered capital, or adjust the equity structure, or arrange (or implement) the dissolution or reorganization of the company;

5.2.5.3 Issue bonds, convertible bonds, subscribe for equity or create other rights that can be converted into equity, or grant or agree to grant any right to acquire or subscribe for equity in the target company;

5.2.5.4 Make a profit distribution or other property distribution, or pass a resolution to distribute profit or other property distribution;

5.2.5.5 Asset purchase, leasing, disposal and external equity investment or merger and acquisition with transaction amount exceeding 10,000 Yuan;

5.2.5.6 Provide funds, assets or guarantees to third parties (including their shareholders or related parties);

5.2.5.7 Any non-operating creditor’s rights or debts, or operating creditors’ debts with a single amount exceeding 10,000 Yuan;

5.2.5.8 Appointment and removal of directors, supervisors, senior management personnel or core technical personnel;

5.2.5.9 Revision public Articles of Association;

5.2.5.10 adjust employee compensation or benefits, or make adjustment arrangements;

5.2.5.11 engage in any behavior that may cause its existing license, qualification to be changed or invalidated, invalidated, or revoked;

5.2.5.12 disposal of the target company’s trademarks, patents, know-how, domain names, software and other intellectual property (collectively, “Intellectual Property Rights”), or intellectual property settings on the right or the right to limit the burden appears, or any knowledge Situations in which the value, legality, validity or integrity of the property rights cause (or may cause) adverse effects;

5.2.5.13 Any other situation that adversely affects (or may cause) the value, legality, validity or right integrity of the target equity, or any other situation that affects the target company or the assets, production and operation, and continuous profit of the target company Situations in which capacity has caused (or may cause) adverse effects.

Article 6 Period profit and loss

6.1 From the date of the project’s grid-connected power generation, the project’s power generation revenue will be owned by the project company, and will be enjoyed by the shareholders of the project company in proportion to the paid-in capital of the project company after the completion of industrial and commercial change registration procedures

Article 7 Statements, Undertakings and Guarantees

7.1 Transferor’s Statement, Undertaking and Guarantee

The transferor irrevocably declares, promises and guarantees the transferee as follows:

7.1.1 The transferor is an independent enterprise legal person established and validly existing in accordance with the law. It has full power and capacity to enter into this agreement and exercise rights and perform obligations in accordance with this agreement.

7.1.2 The transferor has performed all necessary procedures and obtained all necessary authorizations for this equity transfer and this agreement. After this agreement takes effect, it can constitute an effective and binding obligation on the transferor.

7.1.3 For this equity transfer, the information, materials and documents provided by the transfer to the transferee or the intermediary agency hired by the transferee are true, accurate, complete, timely and valid, and the information, materials and documents provided do not exist false records, misleading statements, or major omissions.

7.1.4 The target equity held by the transferor is the legally acquired and held own property with legal and complete rights. The underlying equity held by the transferor is clear, without disputes or potential disputes, and there is no entrustment or commission. holding the case, unless they are the subject of project finance leasing of equity pledge to the China financial leasing Co., the company and the national electric energy investment Group Co., Ltd. Weining, Guizhou Jinyuan, the other rights of any encumbrances or restrictions.

7.1.5 The other shareholders of the target company have agreed in writing to the transferor to transfer the target equity and expressly waive the preemptive right to purchase the target equity; the transferor or the creditor of the target company or other rights related parties have agreed to this share transfer.

7.1.6 The signing and performance of this agreement will not violate the current valid organizational documents of the target company, or any Chinese law, or a legally binding contract or agreement with the assignor and / or the target company as a party, or The other party that leads to an agreement or contract that the target company has signed can claim the discharge of its obligations or other claims.

7.1.7 The target company is a limited liability company established and validly existing in accordance with the law. There is no violation of shareholders’ obligations and responsibilities such as false capital contribution, withdrawal of capital, etc., and there is no situation that causes or may lead to the dissolution, liquidation or bankruptcy of the target company.

7.1.8 The previous equity changes of the target company are true and legal, and there are no actual or potential equity disputes or disputes.

7.1.9 Target Company has legal and effective access to the business and have all required approval, authorization, license or qualification, could lead to the absence of any such approval, consent, authorization, permit or situation qualified failure.

7.1.10 The property rights of the target company are clear, and they are in good operating and operating conditions, which are sufficient to meet the needs of the target company’s current business operations, and there are no rights burdens or restrictions such as freezing and judicial seizure.

7.1.11 The target company has no major illegal acts or contingent risks; after the completion of the equity transfer, the target company was administratively penalized by any government agency or competent unit for any reason or reason before the completion date of the transaction, or any other party If the claimant claims or claims against the target company due to events or reasons before the completion date of the settlement, the assignor will bear all responsibilities and expenses and compensate the assignee for the losses suffered.

7.1.12 The trademarks, patents, proprietary technologies, domain names, copyrights, software and other intellectual property rights used by the target company in its business processes are legally owned by the target company or have obtained legal and valid authorizations, and there is no infringement of the legitimate rights and interests of others. The intellectual property owned by the target company does not impose any rights burden or limit any rights.

7.1.13 Except for the circumstances disclosed to the transferee, the target company has not violated China’s current laws, regulations and regulatory documents, and has not been subject to any administrative penalty decision or court or arbitration agency decision that has a significant adverse effect on its production and operation. It was ruled that there were no contingencies or potential risks that could lead to litigation, arbitration, administrative penalties or claims.

7.1.14 The target company does not have any major illegal acts in terms of labor. If the target company has a dispute, labor arbitration, litigation, or other dispute with the employee due to the date before the completion of the settlement, the transferor will bear all the liabilities and costs and compensate the losses suffered by the transferee.

7.1.15 The tax types and rates implemented by the target company are in compliance with laws and regulations, and all taxes are paid or withheld on time and in full. There are no violations of tax laws and regulations, and they do not exist with the tax authorities or potentially Disputes or disputes.

7.1.16 There are no transactions or contracts or agreements that infringe (or may infringe) the interests of the target company between the transferor and its directors, supervisors and senior management personnel or the directors, supervisors and senior management personnel of the target company and the target company.

7.1.17 After the signing of this agreement, neither the transferor nor the directors, supervisors and senior management of the target company recommend any actions that cause (or may cause) the target company to bear adverse consequences such as economic loss, goodwill or credit depreciation And do not make statements that cause (or may cause) the above consequences.

7.1.18 If the transferor violates the promises, guarantees or their statements under this agreement are not true, the transferor will bear all liabilities and costs and compensate the transferee for the losses suffered.

7.1.19 Any agreement, contract and legal document of the target company as a party to the agreement is legal and valid. The target company and its counterparties have duly performed their obligations under the agreements, contracts and legal documents as a party to the agreement in accordance with laws and contracts, and there is no breach of contract that would cause significant adverse effects.

7.1.20 The transferor promises that, as of the date of delivery, the target company’s external guarantees are as follows: [No guarantee other than the guarantee measures such as the mortgage provided for the project financial lease];

Transferor commitment, as of the Closing Date, the Target Company has signed a contract completed yet performed as follows: [already signed set list of Annex V of the contract is completed not fulfilled];

The transferor undertakes that, as of the settlement date, there has been no litigation, arbitration, administrative penalty or claim for the target company;

Except for the above, the target company does not have other debts or contingent liabilities (including but not limited to pending litigation, payables, contingent litigation, arbitration, administrative penalties, third-party claims, guarantees, Tax burden, etc.) and failure to complete the contract, and there are no other situations that adversely affect the target company. At any time, if the target company has other undisclosed debts or contingent liabilities (including but not limited to pending litigation, payables, contingent litigation, arbitration, administrative penalties, third party claims, guarantees, tax burdens, etc.) If contingencies, adverse effects, etc. cause losses to the target company and / or the transferee, the transferor shall bear all relevant debts immediately and bear full compensation for the losses (including attorneys’ fees, litigation fees). The transferee has the right to require the transferor to bear the aforementioned costs and losses.

7.1.21 Each of the foregoing statements and warranties shall be deemed to be separate statements and warranties (unless expressly provided to the contrary in this Agreement), and each of the foregoing statements and warranties shall not be relied upon or referred to any other statements and warranties Or any other clause of this agreement. Any and all of the foregoing statements and warranties shall be deemed to be reaffirmed (if applicable) on the Closing Date.

7.1.22 If the target company’s change of business and paid-up capital after the injection is completed, due to the transferor causes in Yilong 70,000 kW agricultural photovoltaic power plant projects exist in a material impact or potential risks of major issues (including but not limited to project The company’s undisclosed external guarantees, lawsuits, false assets, administrative penalties, significant business risks, etc.), the transferor must cooperate with the transferee to perform the state-owned asset transfer procedures, and the transferor unconditionally repurchases the equity of the target company held by the transferee, and bear the direct losses to the transferee caused by the project company’s administrative penalties and performance of related compensation obligations.

7.2 Transferee’s statement, promise and guarantee:

7.2.1 This agreement is established for an independent corporate legal person established and effectively existing in accordance with the law, with full power and capacity, and exercise rights and perform obligations in accordance with this agreement.

7.2.2 The transferee has performed all necessary procedures and obtained all necessary authorizations for this equity transfer and this agreement. After this agreement takes effect, it can constitute an effective and binding obligation to the transferee.

7.2.3 The transferee does not have any legal obstacles to the transfer of the target equity in accordance with this agreement.

7.2.4 The transferee has the ability to pay the target equity consideration and will pay the target equity consideration as agreed.

7.2.5 The amount used by the transferee to pay the target equity consideration is its legal asset, and it has sufficient funds to pay the equity transfer price mentioned in this agreement in a timely manner.

7.2.6 The transferee guarantees that it will actively handle the relevant approval, registration (or filing) and other related formalities involved in the equity transfer, or cooperate with the handling of these formalities.

7.2.7 The transferee undertakes to abide by and honor the corresponding obligations and responsibilities related to the transfer and transitional arrangements of this agreement in good faith.

Article 8 Special Matters

8.1 Staffing

This equity transfer does not involve personnel placement, and the target company has not signed a labor contract with any employees. The follow-up expenses incurred due to employee injuries and occupational diseases incurred before the date of completion of the equity transfer shall be borne by the transferor.

In the case of personnel resettlement, the transferor and the target company should obtain the written consent of the transferee in advance, and perform corresponding procedures in accordance with relevant laws and regulations such as the Labor Contract Law of the People’s Republic of China and the Labor Law of the People’s Republic of China to pay the economy. Compensation and other related expenses are deducted from the balance of the total transaction price.

8.2 Debt and debt processing

This equity transfer does not involve changes to the creditor’s rights and debts of the target company. After the delivery of the target equity, the target company should continue to enjoy or bear its creditor’s rights and debts, and perform its signed contracts or agreements.

8.3 Target company organization

After completing the stock transfer, an organizational structure shall be established in accordance with the articles of association of the company.

8.4 Conditions for exit of the transferor’s remaining shares

8.4.1 The operation indicators of the project reach the design indicators specified in the feasibility study report of the project that have been reviewed by both parties.

8.4.2 All legal compliance procedures required for the project have been completed. (For details, please see the attachment to the procedure list in the cooperation agreement)

8.4.3 Post-assessment of the M & A target project has been completed.

8.4.4 In the “project cooperation agreement” and “Equity Transfer Agreement” the parties about a given matter have been completed.

 8.4.5 If the transferor transfers 30% of the target company’s equity, the transferee shall, after performing the evaluation procedure in accordance with the relevant provisions of State Power Investment Corporation, sign an equity acquisition agreement with specific matters on the basis of the evaluation price recognized by both parties, but the purchase price shall not be higher than the paid in capital principal of the transferor, and the relevant taxes for equity transfer shall be borne by both parties. When the transferor transfers the equity of the target company, it shall notify the transferee in writing 3 months in advance.

Article 9 Confidentiality

9.1 Both parties agree that after the signing of this Agreement, neither party shall not use confidential information for purposes other than for the performance of this Agreement, the equity transfer shall not need to know the directors, supervisors, managers, confidential information to any third party (any party (Except for intermediaries and their agents) or the public to disclose or provide any confidential information, except for disclosures required by laws, regulations and regulatory documents.

9.2 “Confidential Information” means the other party’s trade secrets or other information that has been directly or indirectly known to the other party, or has taken reasonable confidentiality measures, this agreement (or any agreement or document signed under this agreement) and its contents, and other information related to this time Information about equity transfer that has not been legally disclosed.

9.3 When the two parties publicly disclosed the equity transfer, they adopted a unified uniform after negotiation to ensure that the goodwill of the parties is not damaged. Without the consent of the other party, neither party may publish comments and texts related to the equity transfer.

9.4 Either party may disclose confidential information under the following circumstances, but it shall notify the other party in writing within 3 working days before the information is disclosed:

9.4.1 Such disclosures are required by law or for the purpose of any judicial proceeding;

9.4.2 Such disclosures are at the request of the relevant supervisory authority or a government agency with jurisdiction over them;

9.4.3 Base on strict confidentiality, disclose such information to professional consultants, lawyers, auditors or their affiliates that legally need to know such information and agree to accept the restrictions in this paragraph ;

9.4.4 One party has obtained the other party’s prior written consent for the disclosure.

9.5 After the termination or cancellation of this agreement, this clause is still valid and is not limited by time.

Article 10 Force Majeure

10.1 Force majeure means any event that is unforeseeable, unavoidable, uncontrollable at the time of signing this agreement and occurs after the signing of this agreement, and which directly results in the failure of either party to partially or fully perform this agreement, including but not limited to floods, landslides , Natural disasters such as earthquakes, typhoons, or accidents such as fires and explosions caused by intentional (or negligent) actions by non-parties, or accidents such as plagues, wars, riots, riots, strikes, martial law, or laws, regulations, or regulatory documents Substantial changes occurred that prevented this equity transfer from being actually completed.

10.2 Any party’s delay in performance or failure to perform its obligations under this Agreement due to force majeure and its own fault will not be considered a breach of contract, but shall take all necessary remedial measures to reduce losses caused by force majeure, as conditions permit.

10.3 The party facing force majeure shall notify the other party in writing of the event as soon as possible, and submit a report to the other party on the reasons for the delay or failure to perform the obligations of this agreement within 15 days after the event.

Article 11 Taxes

11.1 Relevant taxes and fees payable by both parties for signing or performing this agreement shall be borne by both parties in accordance with the law; and shall be paid by the legal taxpayer or withholding agent.

11.2 Any expenses occurs due to agency service or travel expenses will be paid by the responsible party.

Article 12 Liability for breach of contract

12.1 Any party’s violation of any clause of this agreement (including but not limited to the party’s agreement or statement, guarantee and commitment clause) constitutes a breach of contract; if any party breaches the contract, it shall bear the liability for breach of contract and shall compensate the other party for its breach all losses caused.

12.2 The transferor shall be deemed to be in breach of the contract and bear corresponding liabilities if the following events occur:

12.2.1 The transferor fails to perform and / or fails to perform its obligations under this agreement as agreed in the agreement;

12.2.2 The transferor’s statements, representations, commitments, guarantees or related documents, materials or information made in this agreement or documents related to this agreement have been proved to be false, untrue, materially omitted or misleading;

12.2.3 As a result of other acts or omissions of the assignor, the rights that the other parties shall obtain under this agreement are invalid, revocable or incomplete.

12.3 The transferee is deemed to be in breach of the contract if:

12.3.1 The transferee fails to perform and / or fails to perform its obligations under this agreement as agreed in the agreement;

12.3.2 The statements, representations, commitments, guarantees or related documents, materials or information made by the transferee in this agreement or documents related to this agreement have been proved to be false, untrue, materially omitted or misleading;

12.3.3 Due to other acts or omissions of the transferee, the rights that the other parties should obtain under this agreement are invalid, revocable or incomplete.

12.4 If any party breaches the contract, its liability under this agreement will not be relieved by the completion of the settlement of the equity transfer, the settlement of the consideration or the termination of this agreement.

12.5 If any party breaches the contract, the party that keeps the contract has the right to demand that the party that breached the contract assume responsibility for breach of contract.

Article 13 The Agreement Comes into Effect

13.1 This Agreement shall become effective after it has been signed and sealed by both parties.

Article 14 Change and Dissolution of Agreement

14.1 Changes or supplements to this agreement shall be agreed upon by both parties and a written change or supplemental agreement shall be reached. Until the change or supplemental agreement is reached, this agreement will still be implemented.

14.2 Except as otherwise provided in this Agreement, this Agreement may be terminated or cancelled as follows:

14.2.1 The contractual party has the right to terminate this agreement due to the material breach of one of the parties by this party, which makes it impossible to perform or achieve the contractual purpose of this agreement;

14.2.2 In the event of force majeure as stipulated in this agreement, which makes it impossible to perform this agreement, both parties may negotiate to terminate this agreement.

14.2.3 One party’s inability to perform due to bankruptcy, dissolution, or cancellation according to law makes the purpose of this agreement impossible, and the other party has the right to unilaterally terminate this agreement.

14.3 During the transition period, if the transferee discovers that the transferor, the target company and its related parties have significant undisclosed matters, or did not disclose significant foreseeable risks and illegal and illegal behaviors, resulting in the target company’s inability to continue normal operations or continue operations will result in If the transferee or the target company suffers a large economic loss, or it is expected that the equity transfer cannot be approved by the state-owned assets regulatory authority, the transferee has the right to unilaterally terminate this agreement and terminate the equity transfer, or hold the transferor responsible , Require the transferor to bear the liability for breach of contract in accordance with 20% of the transfer price of this agreement , and assume joint and several liability for external liabilities and contingent liabilities, and have the right to request the transferor to compensate including, but not limited to, the services of the intermediary agency in preparation for this equity transfer Economic losses such as expenses, travel expenses, etc.

14.4 During the transition period , if the transferor finds that the transferee and its affiliates have significant undisclosed matters, or did not disclose significant foreseeability risks, and violations of laws and regulations, which prevent the expected transfer of this equity transfer from obtaining approval from the state-owned asset supervision department, The transferor has the right to unilaterally terminate this agreement and terminate the equity transfer, or to hold the transferee responsible, and requires the transferee to assume liability for breach of contract in accordance with 20% of the transfer price of this agreement and assume joint and several liability for external liabilities and contingent liabilities And has the right to claim the transferee to compensate for economic losses including, but not limited to, intermediary agency service fees and travel expenses incurred in planning this equity transfer.

14. The 5 termination of this agreement, breach of the terms of the dispute resolution provisions, confidentiality provisions and other provisions of the law remain valid and effective.

Article 15 Applicable Law and Settlement of Disputes

15.1 This Agreement shall be governed by and construed in accordance with Chinese law.

15.2 Disputes arising out of or related to this agreement shall be settled through friendly negotiation between the two parties. If the negotiation fails, either party may sue in the people’s court in the jurisdiction where the target company is located. Notices and service items arising from litigation shall be implemented in accordance with the relevant provisions of Article 16 of this Agreement.

15.3 During the dispute resolution period, the terms of the agreement that are not involved in the dispute shall still be fulfilled.

Article 16 Notification and Service

16.1 Notification

Documents such as notices, letters, etc. (collectively referred to as “Notices”) sent by any party to other parties shall be written in Chinese and sent to the other party’s address by hand-delivered, registered mail or express mail:

Transferor: Jiangsu Hongci New Energy Co., Ltd.

Address: Room 1108-2, 885, Integrity Avenue, Jiangning District

Post Code: 211100

Attention: Ding Chunhao

Phone: 17811863898

Email: d anielding@solarmaxtech.com.cn

Transferee: State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd.

The Address : Weishuang Avenue, Caohai Town, Weining County, Bi-Jie City, Guizhou Province

Post Code: 550081

Attention: Li Dan

Phone: 15185126986

Email: 3114949405@qq.com

16.2 Delivery

To notice delivered personally issued the same day hand delivery is deemed to be served (should have evidence of third-party served); notification sent by registered mail, the postmark date on which the notice indicated the delivery date of service; sent by courier The notice shall be delivered by a courier service agency qualified for courier service, and the date marked on the courier service agency’s receipt shall be deemed to be the date of service of the notice.

16.3 If any party changes its address or contact person, it shall promptly send a notice to the other party in the above manner. Before the other party receives the above notice of change, the notice delivered at the address described in Article 16 (1) of this agreement shall be deemed to have been service.

Article 17 Miscellaneous

17.1 The annex to this agreement is an integral part of this agreement and shall be interpreted as a whole text. The annex to this agreement is as follows:

Annex I: Evaluation Report

Annex II: Audit Report

Annex III: Confirmation of Delivery

Annex IV: List of Transferred Materials

Annex V: List of Contracts Signed and Unfulfilled

17.2 The matters not covered in this agreement, the two parties can sign a supplementary agreement after negotiation.

17.3 Failure to exercise or postpone the exercise of any right or remedy under this Agreement shall not constitute a waiver of any right or remedy under this Agreement. The exercise of any rights or remedies under this Agreement, alone or in part, does not affect the further exercise of those rights or remedies or any other rights or remedies.

17.4 If any provision of this Agreement is wholly or partly invalid, the validity of the other provisions of this Agreement shall not be affected as a result. In this case, the parties shall to the extent possible in order to effectively comply with the terms of this Agreement, the spirit and purpose of replacing the ineffective strip models.

17.5 This agreement is in duplicate, the transferor holds three copies, and the transferee holds three copies. The rest are used for approval, filing, and archiving of the target company. Each copy has the same legal effect.

(There is no text below, followed by the signing page.)

(No text of this page as the National Electric Energy Investment Group Co., Weining, Guizhou Jinyuan Company and Jiangsu Honci New Energy Co., Ltd. on “Qianxinan Yilong Zhonghong Green Energy Limited 70 % equity transfer agreement,” sign-off page)

Transferor (seal)

Legal representative:

Authorized Representative:

_________ Year ______ month ______ day

Transferee (seal)

Legal representative :

Authorized Representative:

_________ Year ______ month ______ day

Annex I:

Evaluation Report (omitted)

Annex II:

“Audit Report” (omitted)

Annex III:

Delivery confirmation

Hand over content	Number of copies transferred	Transition
Business license ( original copy )	2
Organization code certificate	None
Tax registration certificate	None
Official seal	1
Corporate legal Indian chapter (including financial seal Original )	1
Online banking payment UK	Full set
Chapter contract	1
Financial chapter	1
Invoice stamp	1
Department Chapter	none

Transferee	(signature / seal): Recipient
(signature / seal):

Time: Time:

Annex IV:

List of handed over information (not limited to this)

Number	Profile name	Quantity	Note
1	Project Investment Development Agreement		Framework Agreement for Investment and Development of Agricultural Comprehensive Poverty Alleviation Photovoltaic Development Project in Yilong New District ( Yilong New District Management Committee )
2	Project filing documents

1.   Notice of Provincial Energy Bureau on the Recording of Xinqiao Agricultural Photovoltaic Power Station Project in Yilong New District (Qiang Energy Examination [2019] No. 105 )

2.   Notice of the Provincial Energy Bureau on agreeing to adjust the project name (with the same meaning, the name of Xinqiao Phase II Agricultural Photovoltaic Project was adjusted to Yilong New District Xinqiao 70MWp Agricultural Photovoltaic Power Station)

3	Feasibility study report and review opinion

1.   Feasibility Study Report of Xinqiao 70MWp Agricultural Photovoltaic Power Plant Project in Yilong New District

2.   Letter on Review Opinions of Feasibility Study Report for 70MWp Agricultural Photovoltaic Power Station in Xinqiao, Yilong New District (China Power Investment Engineering Letter [ 2019 ] No. 79 )

4	Light resource assessment report and review opinions		1. Light Resource Assessment Report 2. Review opinion
5	Access system report and review opinion

1.   Agreement on Intent to Connect to Guizhou Power Grid Power Plant (Guizhou Power Grid Corporation ( Y-607 )

2.   Design of Project Access System ( Closed Version) of Zhonghong Agricultural Photovoltaic Power Station ( 1x70MWp ) in Xinqiao, Yilong New District, Qianxinan Prefecture

3.   Guizhou Power Grid Corporation Limited on Southwest Guizhou Province Yilong New photovoltaic power plant in Hong 70MWp comments engineering access system design review (Guizhou electric letter [2019] 128 number)

Number	Profile name	Quantity	Note
6	Submit project approval documents		Approval of the Development and Reform Commission of Qianxinan Prefecture on the approval of the 110kV transmission line project of Xinqiao Agricultural Photovoltaic Power Station in Yilong New District ( Zhoufa Kaifa [ 2019 ] No. 266 )
7	Pre-examination documents and approval documents

1.   Opinions on the planning review of the pre-examination of land for the 70MWp agricultural photovoltaic power station project in Xinqiao, Yilong New District (Yi Zizi Zi [2019] No. 32 )

2.   State Natural Resources Bureau’s pre-examination and approval of project land use

3.   Opinions of Anlong County Natural Resources Bureau on preliminary review of land use for 110KV transmission line project of Xinqiao Agricultural Photovoltaic Power Station (Anlong Natural Resources (2019) )

4.   Department of Natural Resources Bureau of Agricultural on Yilong photovoltaic power plant 110KV sending line pre-application project site Reply (state-owned natural approval letter (2019))

5.   The 110KV transmission line project uses land to modify the overall plan for land use

8	EIA approval (recording) documents

1.   EIA Report

2.   Ecological Environment Agency on Qianxinan Xinqiao 70MWp (state ring core agricultural photovoltaic power plant project environmental impact assessment report approved views of Table [2019] 63 number)

9	Soil and water conservation plan and approval document		1. Soil and water conservation program 2. Approval document

Number	Profile name	Quantity	Note
10	Project planning site selection document

1.   Pre-examination Opinions on the Land for the 70MWp Agricultural Photovoltaic Power Plant Construction Project in Yilong New Bridge, Yilong New District (Yilong Guotu Han [ 2018 ] No. 18 )

2.   Opinions on the Proposed Site Selection of Xinqiao 70MWp Agricultural Photovoltaic Power Station in Yilong New District ( Yiguijiaojianzi [ 2018 ] No. 4 )

3.   Approval regarding the site selection of Xinqiao 70Mwp agricultural photovoltaic power station in Yilong New District that does not conflict with, overlap with, and has no ground cultural relics protection unit in the tourism planning area ( Social Affairs Bureau of Yilong New District )

4.   Proof of land for the project (Agriculture, Forestry, Water and Immigration Bureau of Yilong New District)

5.   Reply on Request for Opinions on the Site Selection of the 70MWp Agricultural Photovoltaic Power Station in Xinqiao, Yilong New District (Yilong Branch of Qianxi Southwest Ecological Environment Bureau)

6.   Status quo of Yilong Xinqiao 70MWP power station booster station

7.   Planning diagram of Yilong Xinqiao 70MWP power station

11	Construction land planning permit
12	Approval opinions on occupation of forest land

1.   Report of Qianxinan Prefecture Forestry Bureau on Review and Examination Opinions on the Use of Forest Land Materials in Xinqiao 70MWp Agricultural Photovoltaic Power Plant Project in Yilong New District ( Zhoulincheng [2019] No.211 )

2.   Provincial Forestry Bureau’s Reply on Temporary Occupation of Forest Land in Xinqiao 70MW Agricultural Photovoltaic Power Plant Project (Qianlin Xu Zhun [2019] No.142 )

13	Overlay mineral resource assessment report and review opinions (including data transfer certificate)

Number	Profile name	Quantity	Note
14	Address disaster risk assessment report and review opinions		Geological Hazard Assessment Report for Construction Land of Yilong Project (Level I Assessment)
15	Safety assessment report and review approval		Safety pre-evaluation report (for filing) and review opinions
16	Power engineering quality supervision and acceptance report
17	Social stability assessment report and record approval
18	Survey and design information

1.   Geotechnical Investigation Report of Xinqiao Project in Yilong New District (Detailed Investigation Stage)

2.   Geotechnical Engineering Investigation Report of Yiqiao New District Xinqiao Project Booster Station (Detailed Investigation Stage)

3.   Construction drawings ( 3 sets of paper , 1 set of electronic version )

4.   Completion plan ( 3 sets of paper, 1 set of electronic version )

5.    1 No. Lot topographic map ( CAD electronic files )

6.   2 No. Lot topographic map ( CAD electronic files )

19	EIA acceptance report and approval
20	Water conservation acceptance report and approval
twenty one	Agricultural feasibility study report
twenty two	Land acquisition (rental) map		Reports and maps of the geological survey of the project; plots of land acquisition mounds, etc.
twenty three	Power generation business license
twenty four	Assets (see assessment report for details)		See the assessment report for details
25	Engineering settlement information	1
26	Project Completion Information

Annex V:

List of signed contracts that have not been fulfilled

Number	contract title	Counterparty	Contract amount (ten thousand yuan)	Status
1	Commercial part of engineering contract of Xinqiao 70MWp agricultural photovoltaic power station project in Yilong New District ( SMX-JSZH-2019-034 )	Jiangsu Zhonghong Photovoltaic Engineering Technology Co., Ltd.	28700	Under contract
2	Technical part of engineering contract of 70MWp agricultural photovoltaic power plant project in Xinqiao, Yilong New District	Jiangsu Zhonghong Photovoltaic Engineering Technology Co., Ltd.		Under contract
3	Supplementary Agreement of Project Contract for 70MWp Agricultural Photovoltaic Power Station Project in Xinqiao, Yilong New District ( SMX-JSZH-2019-059 )	Jiangsu Zhonghong Photovoltaic Engineering Technology Co., Ltd.	Supplementary agreement to the contract ( SMX-JSZH-2019-034 ) price adjustment rounded to: 30732.65	Under contract
4	Consulting Service Contract (Completion of Environmental Protection Acceptance) ( SMX-JSHC-2019-009 )	Qianxinan State Huake Testing Technology Co., Ltd.	6.5	Under contract
5	Technical service contract (preparation and acceptance of water conservation plan ) ( SMX-JSHC-2019-013 )	Guizhou Qianqing Engineering Consulting Co., Ltd.	23	Under contract
6	Contract for Construction Supervision of New Bridge Project in Yilong New District ( SMX-JSHC-2019-016 )	West Power Construction Co., Ltd.	59	Under contract
7	Entrusted Management Contract for Project Construction of New Bridge Project in Yilong New District ( SMX-JSHC-2019-015 )	Yuanlong Real Estate Company	55	Under contract
8	Yilong New District Xinqiao Project Photovoltaic Module Equipment Supervision Service Contract ( SMX-JSHC-2019-017 )	Complete company	21.7	Under contract
9	Yilong New District Xinqiao Project Component Arrival Inspection and Installation Quality Inspection Contract ( SMX-JSHC-2019-018 )	Complete company	15.5	Under contract

Number	contract title	Counterparty	Contract amount (ten thousand yuan)	Status
10	Procurement Contract of Yilong New District Xinqiao 70MWp Agricultural Photovoltaic Power Plant Project ( SMX-SHZZ-2019-028 )	Party A: Jiangsu Zhonghong Photovoltaic Engineering Technology Co., Ltd. Party B: Shanghai Zhongzhao Technology Development Co., Ltd.	18488.035166	Under contract
11	Financial lease contract and lease schedule ( HXZL-ZZ-2019167 )	Lessor: China Financial Leasing Co., Ltd.; tenant person: Southwest Guizhou Province Yilong in Hong Green Energy Co., Ltd.	21700	Under contract
12	Equity pledge contract ( HXZL-ZZ-2019167-004 )	Pledgee: Huaxia Financial Leasing Co., Ltd.; Pledgor: Jiangsu Hongci New Energy Co., Ltd.	21700	Under contract
13	Rights and Obligations Transfer Agreement ( HXZL-ZZ-2019167-006 )	Transferee: Huaxia Financial Leasing Co., Ltd.; Transferor: Qianlong Southwest Yilong Zhonghong Green Energy Co., Ltd.	21700	Under contract
14	Electricity fee collection right and account receivables pledge agreement ( HXZL-ZZ-2019167-001 )	Party A / Pledgee: Huaxia Financial Leasing Co., Ltd.; Party B / Pledgor: Qianlong Southwest Yilong Zhonghong Green Energy Co., Ltd.	21700	Under contract

Number	contract title	Counterparty	Contract amount (ten thousand yuan)	Status
15	Equity purchase repurchase agreement ( HXZL-ZZ-2019167-003 )	Party A (lessor) Huaxia Financial Leasing Co., Ltd.; Party B (repurchaser) State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd.; Party C (lessee) Qianlong Southwest Yilong Zhonghong Green Energy Co., Ltd.		Under contract
16	Land lease agreement for Xinqiao 70MWp agricultural photovoltaic power plant project in Yilong New District	People’s Government of Xinqiao Town, Anlong County, Yilong Zhonghong Green Energy Co., Ltd.		Under contract
17	Solar photovoltaic power station land use agreement	Ake Villagers Committee, Xinqiao Town, Anlong County, Muke Villagers Committee, Xinqiao Town, Anlong County, Qiaolan Villagers Committee, Xinqiao Town, Anlong County	The land area is about 1800 acres. Collective wasteland 200 Yuan / mu per year (tax included), slope 600 Yuan / mu per year (tax included), a general agricultural land (flat) 800 Yuan / mu per year (tax included), paddy field 1000 Yuan / mu per year ( Tax price included). (General agricultural land, paddy fields, and sloping fields are increased every five years, and the increment is 50 yuan / mu. Collective barren mountains are increased every five years, by 8% , and the base is 200 yuan)	Under contract
18	Agreement on land acquisition for farmers in the land to be requisitioned (rented) (full set)	Farmers whose land has been requisitioned (rented)
19	Agreement for Grid Connection of Xinqiao Agricultural Photovoltaic Power Station in Yilong New District ( B-379 )	Provincial Grid Corporation		Under contract
20	New Yoshitatsu Newbridge agricultural photovoltaic power plants and network regulation of agreement	Power supply bureau		Under contract
21	Power purchase and sale contract	Power supply bureau		Under contract
22	High-voltage power supply contract	Power supply bureau		Under contract